Exhibit 5.1

Blue Hat Interactive Entertainment Technology c/o Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman KY1-9008, Cayman Islands	Campbells Registered Foreign Law Firm Floor 35, Room 3507 Edinburgh Tower, The Landmark 15 Queen’s Road Central Hong Kong
D +852 3708 3020 T +852 3708 3000 F +852 3706 5408 E jnip@campbellslegal.com campbellslegal.com
Our Ref: JSN/15509-28651 Your Ref:
CAYMAN | BVI | HONG KONG

26 July 2019

Dear Sirs,

Blue Hat Interactive Entertainment Technology

We have acted as Cayman Islands counsel to Blue Hat Interactive Entertainment Technology (the "Company") in connection with the Company’s registration statement on Form F-1, (File No. 333-230051) including all amendments or supplements thereto (the "Registration Statement"), filed with the United States Securities and Exchange Commission (the “Commission”) under the U.S. Securities Act of 1933, as amended (the “Act”) and the related registration statement filed pursuant to Rule 462(b) of the Act (the “Rule 462(b) Registration Statement”). The Rule 462(b) Registration Statement relates to the registration by the Company of 230,000 ordinary shares of par value US$0.001 per share, which includes 30,000 ordinary shares, par value of US$0.001 per share, issuable upon exercise of an allotment option granted to the underwriters by the Company, and 20,000 ordinary shares, par value US$0.001 per share, underlying warrants issuable to the underwriters upon exercise of such warrants (the "Additional Shares").

We are furnishing this opinion as Exhibit 5.1 to the Rule 462(b) Registration Statement.

1	Documents Reviewed

For the purposes of this opinion, we have reviewed only originals, copies or final drafts or conformed copies of the following documents:

1.1	The certificate of incorporation of the Company dated 13 June 2018.
1.2	The memorandum and articles of association of the Company as registered or adopted by special resolution passed on 13 June 2018 (the "Pre-IPO Memorandum and Articles").
1.3	The amended and restated memorandum and articles of association of the Company as registered or adopted by special resolution passed on 25 March 2019 to be effective immediately prior to the completion of the Company’s initial public offering (the “IPO Memorandum and Articles”)
1.4	The written resolutions of the directors of the Company dated 9 January 2019 and 18 March 2019 and the minutes of the meeting of the board of directors of the Company dated 26 July 2019 (the "Directors' Resolutions").

Resident Hong Kong Partners: Ashley Davies (British Virgin Islands), Jeremy Lightfoot (British Virgin Islands), Jenny Nip (England and Wales) and Non-Resident Hong Kong Partner: Robert Searle (Cayman Islands)

Cayman Islands and British Virgin Islands

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1.5	The written resolutions of the members of the Company dated 18 March 2019 and the written resolutions of the members of the Company dated 25 March 2019 (together, the "Shareholders' Resolutions").
1.6	A certificate from a director of the Company, a copy of which is attached hereto (the "Director's Certificate").
1.7	A certificate of good standing dated 14 March 2019, issued by the Registrar of Companies in the Cayman Islands (the "Certificate of Good Standing").
1.8	The Registration Statement and the Rule 462(b) Registration Statement.
2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving these opinions we have relied (without further verification) upon the completeness and accuracy of the Director's Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.
2.2	The genuineness of all signatures and seals.
2.3	There is nothing under any law (other than the law of the Cayman Islands), and there is nothing contained in the minute book or corporate records of the Company (which we have not inspected), which would or might affect the opinions set out below.
3	Opinion

Based upon the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing under the laws of the Cayman Islands.
3.2	The authorised share capital of the Company is currently US$50,000 divided into 50,000,000 ordinary shares of a par value of US$0.001 each.
3.3	The authorised share capital of the Company, with effect immediately prior to the completion of the Company’s initial public offering of the ordinary shares, will be US$50,000 divided into 50,000,000 ordinary shares of a par value of US$0.001 each.

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3.4	The issue and allotment of the Additional Shares pursuant to the Rule 462(b) Registration Statement have been duly authorised and when allotted, issued and paid for as contemplated in the Rule 462(b) Registration Statement, the Additional Shares will be legally issued and allotted, fully paid and non-assessable.
4	Qualifications
4.1	In this opinion the phrase "non-assessable" means, with respect to the Additional Shares, that a shareholder shall not, solely by virtue of its status as a shareholder, be liable for additional assessments or calls on the Additional Shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).
4.2	Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions which are the subject of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Rule 462(b) Registration Statement and to the reference to our firm under the heading "Legal Matters" and elsewhere in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

Yours faithfully

/s/ Campbells

Campbells

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